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                                                                  EXHIBIT 4.7

                    AMENDMENT TO AGREEMENT FOR WHOLESALE FINANCING

         This Amendment to Agreement for Wholesale Financing is made to that certain Agreement for Wholesale Financing entered into by and between Sylvest Management Systems Corporation ("Dealer") and Deutsche Financial Services Corporation ("DFS") on September 17, 1996, as amended ("Agreement").

         FOR VALUE RECEIVED, Dealer and DFS agree as follows:

1. Dealer and DFS agree to amend paragraph number 9 of the Agreement to provide as follows:

"9. PAYMENT TERMS/PAYDOWN. Dealer will immediately pay DFS the principal indebtedness owed DFS on each item of Collateral financed by DFS (as shown on the Statement of Transaction identifying such Collateral) on the earliest occurrence of any of the following events: (a) when such Collateral is lost, stolen or damaged; (b) for Collateral financed under Pay-As-Sold ('PAS') terms (as shown on the Statement of Transaction identifying such Collateral), when such Collateral is sold, transferred, rented, leased, otherwise disposed of or matured; (c) in strict accordance with any curtailment schedule for such Collateral (as shown on the Statement of Transaction identifying such Collateral); (d) for Collateral financed under Scheduled Payment Program ('SPP") terms (as shown on the Statement of Transaction identifying such Collateral), in strict accordance with the installment payment schedule; and (e) when otherwise required under the terms of any financing program agreed to in writing by the parties. Dealer will forward to DFS by the 15th day of each month a Collateral Summary Report (as defined below) dated as of the last day of the prior month. Regardless of the SPP terms pertaining to any Collateral financed by DFS, and notwithstanding any scheduled payments made by Dealer after the Determination Date (as defined below) if DFS determines, after reviewing the Collateral Summary Report, after conducting an inspection of the Collateral or otherwise, that (i) the total current outstanding indebtedness owed by Dealer to DFS as of the date of the Collateral Summary Report, inspection or any other date on which a paydown is otherwise required hereunder, as applicable (the 'Determination Date'), exceeds (ii) the Collateral Liquidation Value (as defined below) as of the Determination Date, Dealer will immediately upon demand pay DFS the difference between
    (i) Dealer's total current outstanding indebtedness owed to DFS as of the Determination Date, and (ii) the Collateral Liquidation Value as of the Determination Date.

    The term 'Collateral Summary Report' is defined herein to mean a report compiled by Dealer specifying the following information: (a) the total aggregate wholesale


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    invoice price of all of Dealer's inventory financed by DFS that is unsold and in Dealer's possession and control as of the date of such Report; (b) the total aggregate wholesale invoice price of all of Dealer's inventory not financed by DFS that is unsold, and in Dealer's possession and control as of the date of such Report; and (c) the total outstanding balance owed to Dealer on Dealer's Eligible Accounts (as defined below) as of the date of such Report; in each case to the extent DFS has a first priority, fully perfected security interest therein.

    The term 'Eligible Accounts' is defined herein to include all of Dealer's accounts receivable arising from or related to any sale or lease of any goods and/or services by Dealer to end users on approved Short Term Accounts Receivable ("STAR") contracts to the extent DFS has received documentation satisfactory to it providing for direct payment from such account debtors to DFS except for (a) accounts created from the sale of goods and services on non-standard terms and/or that allow for payment to be made more than thirty (30) days from the date of sale; (b) accounts unpaid more than ninety (90) days from date of invoice; (c) all accounts of any obligor with fifty percent (50%) or more of the outstanding balance unpaid for more than ninety (90) days from the date of invoice; (d) accounts which the obligor is an officer, director, shareholder, partner, member, owner, employee. agent, parent, subsidiary, affiliate of, or is related or has common shareholders, officers, directors, owners, partners or members; (e) consignment sales; (f) accounts for which the payment is or may be conditional; (g) accounts for which the obligor is not a commercial or institutional entity or is not a resident of the United States or Canada; (h) accounts with respect to which any warranty or representation provided herein is not true and correct; (i) accounts which represent goods or services purchased for a personal, family or household purpose; (j) accounts which represent goods used for demonstration purposes or loaned by Dealer to another party; (k) accounts which are progress payment, barter or contra accounts; (l) accounts which are discounts, rebates, bonuses or credits for returned goods owed to Dealer by any third party; (m) accounts which are being financed by DFS pursuant to a Business Financing Agreement or other compatible document between Dealer and DFS; and (n) any and all other accounts which DFS deems to be ineligible.

    The term 'Collateral Liquidation Value' is defined herein to mean: (i) one hundred percent (100%) of the total aggregate wholesale invoice price of all of Dealer's inventory financed by DFS that is unsold and in Dealer's possession and control; (ii) fifty percent (50%) of the total aggregate wholesale invoice price of all Dealer's inventory not financed by DFS that is unsold, and in Dealer's possession and control; and (iii) eighty percent (80%) of the total outstanding balance of Dealer's Eligible Accounts: in each case as of the date of the Collateral Summary Report and to the extent DFS has a first priority, fully perfected security interest


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    therein.  If Dealer from time to time is required to make immediate payment to DFS of any past due obligation discovered during any Collateral audit, upon review of a Collateral Summary Report or at any other time, Dealer agrees that acceptance of such payment by DFS shall not be construed to have waived or amended the terms of its financing program. The proceeds of any Collateral received by Dealer will be held by Dealer in trust for DFS' benefit, for application as provided in this Agreement. Dealer will send all payments to DFS' branch office(s) responsible for Dealer's account.
    DFS may apply: (i) payments to reduce finance charges first and then principal, regardless of Dealer's instructions; and (ii) principal payments to the oldest (earliest) invoice for Collateral financed by DFS, but, in any event, all principal payments will first be applied to such Collateral which is sold, lost, stolen, damaged, rented, leased, or otherwise disposed of or unaccounted for. Any third party discount, rebate, bonus or credit granted to Dealer for any Collateral will not reduce the debt Dealer owes DFS until DFS has received payment therefor in cash. Dealer will: (1) pay DFS even if any Collateral is defective or fails to conform to any warranties extended by any third party; (2) not assert against DFS any claim or defense Dealer has against any third party; and (3) indemnify and hold DFS harmless against all claims and defenses asserted by any buyer of the Collateral relating to the condition of, or any representations regarding, any of the Collateral. Dealer waives all rights of offset and counterclaims Dealer may have against DFS."

2. DFS and Dealer agree that the following paragraph is incorporated into the Agreement as if fully and originally set forth therein:

    "Dealer will maintain for the fiscal year ending December 31, 1996 and each fiscal year thereafter:

    (a) a Tangible Net Worth and Subordinated Debt in the combined amount of not less than Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00); and

    (b) a ratio of Debt to Tangible Net Worth and Subordinated Debt of not more than five to one (5.0: 1).

    For purposes of this paragraph: (i) "Tangible Net Worth' means the book value of Dealer's assets less liabilities, excluding from such assets all Intangibles; (ii) 'Intangibles' means and includes general intangibles (as that term is defined in the Uniform Commercial Code); accounts receivable and advances due from officers, directors, employees, stockholders and affiliates; leasehold improvements net of depreciation; licenses; good will; prepaid expenses; escrow deposits; covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations;


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    capitalized research and development costs; and such other similar items as
    DFS may from time to time determine in DFS' sole discretion; (iii) 'Debt' means all of Dealer's liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties, or with respect to which Dealer has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Dealer, and
    (iv) 'Subordinated Debt' means all of Dealer's Debt which is subordinated to the payment of Dealer's liabilities to DFS by an agreement in form and substance satisfactory to DFS. The foregoing terms shall be determined in accordance with generally accepted accounting principles consistently applied, and, if applicable, on a consolidated basis."

         Dealer waives notice of DFS' acceptance of this amendment..


         All other terms as they appear in the Agreement, to the extent consistent with the foregoing, are ratified and remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, Deal and DFS have executed this Amendment to Agreement for Wholesale Financing this 17th day of September, 1996.

                             SYLVEST MANAGEMENT SYSTEMS CORPORATION

ATTEST:                      By:  /s/ Gary Murray
                                --------------------------------
                             Title:    President
                                   -----------------------------

/s/ William Strang
-----------------------
(Assistant) Secretary


                             DEUTSCHE FINANCIAL SERVICES CORPORATION

                             By:  /s/ Kenneth Guest
                                -------------------------------------
                             Title:    Regional Vice President
                                   ----------------------------------


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